Exhibit 99.1

BEACON REPORTS FIRST QUARTER 2022 RESULTS

•
Record first quarter performance including net sales, net income, and Adjusted EBITDA
•
Strong net sales growth across all three lines of business driven by focused execution and strong end-market demand
•
Productivity gains generated favorable operating cost leverage and the highest first quarter net income and Adjusted EBITDA margins in Beacon's history
•
Opened two greenfield locations & a Beacon OTC® Network hub and expanded footprint in key markets with successful recent acquisitions
•
Executing on an accelerated stock repurchase agreement as part of $500 million share buyback authorization

HERNDON, VA.—(BUSINESS WIRE)—May 5, 2022—Beacon (Nasdaq: BECN) (the “Company”, “we”, “our”) announced results today for its first quarter ended March 31, 2022 ("2022").

“Our team generated record first quarter results in an inflationary and rapidly changing environment,” said Julian Francis, Beacon's President & CEO. “Strong demand for our products, disciplined execution and productivity gains led to impressive top-line and bottom-line performance. This quarter also marked the beginning of our journey to achieve our Ambition 2025 financial targets detailed at our investor day in February. During the first quarter, we invested in capacity to drive growth, enhance customer service and expand our footprint in key markets. In addition, we executed an accelerated stock repurchase program to demonstrate both our commitment to delivering value to stockholders and our confidence in our strategic plan. I am extremely pleased with the team’s achievements in the first quarter of the year and look forward to keeping this momentum as we empower our customers to build more.”

First Quarter Financial Highlights

	Three Months Ended March 31,
	2022	2021
(Unaudited; $ in millions, except per share amounts)
Net sales	$1,686.9	$1,318.0
Gross profit	$439.5	$332.8
Gross margin %	26.1%	25.3%

Operating expense	$348.2	$310.0
% of net sales	20.7%	23.5%
Adjusted Operating Expense[1]	$323.2	$278.2
% of net sales[1]	19.2%	21.1%

Net income (loss) from continuing operations	$55.8	$(10.5)
% of net sales	3.3%	(0.8%)
Adjusted Net Income (Loss)[1]	$75.6	$22.1
% of net sales[1]	4.5%	1.7%
Adjusted EBITDA[1]	$139.5	$74.4
% of net sales[1]	8.3%	5.6%

Net income (loss) from continuing operations per share — diluted ("EPS")	$0.61	$(0.24)

___________________________

1.
Please see the included financial tables for a reconciliation of “Adjusted” non-GAAP financial measures to the most directly comparable GAAP financial measure, as well as further detail on the components driving the net changes over the comparative periods.

First Quarter

Net sales increased 28.0% compared to the prior year to $1.69 billion, a company record for net sales for the first quarter. 2022 net sales increased across all three lines of business versus the prior year period, largely driven by the successful implementation of price increases. Higher demand, particularly within non-residential roofing products also contributed to the growth. Weighted-average selling price increased approximately 23-24% and estimated volumes increased approximately 3-4%.

Residential roofing product sales increased 21.8%, non-residential roofing product sales increased 47.9%, and complementary product sales increased 20.3% compared to the prior year. The three-month periods ending March 31, 2022 and 2021 each had 63 business days.

Gross margin improved to 26.1%, from 25.3% in the prior year, primarily reflecting pricing execution that drove price-cost improvement, partially offset by an unfavorable sales mix. The increase in operating expense and Adjusted Operating Expense in 2022 was primarily due to increases in payroll & benefit costs, general and administrative expenses, and selling costs. Both operating expense as a percent of sales and Adjusted Operating Expense as a percent of sales were lower in 2022, driven by the positive impact from net sales growth as well as productivity gains.

Net income (loss) from continuing operations was $55.8 million, compared to $(10.5) million in the prior year. Adjusted EBITDA was $139.5 million, compared to $74.4 million in the prior year. EPS was $0.61, compared to $(0.24) in the prior year. Improvements in first quarter results compared to the prior year period were largely driven by higher net sales and gross margins, partially offset by higher operating expenses.

In February 2022, Beacon announced the authorization of a share repurchase program, pursuant to which the Company may purchase up to $500 million of its common stock. In the first quarter, the Company repurchased and retired $113 million of its common stock through a combination of open market repurchases and the previously announced accelerated share repurchase ("ASR") agreement. As a result, shares of common stock outstanding decreased to 68.7 million as of March 31, 2022, from 70.4 million as of December 31, 2021. Common stock outstanding at March 31, 2022 does not include the effect of the $25 million equity forward contract related to the unsettled portion of the ASR, which, based on the average stock price during the quarter ended March 31, 2022, would have resulted in the repurchase of 0.4 million additional shares. The $25 million equity forward contract is expected to settle in the second quarter 2022.

To calculate approximate weighted average selling price and product cost changes, we review organic U.S. warehouse sales of the same items sold regionally period over period and normalize the data for non-representative outliers. To calculate estimated volumes, we subtract the change in weighted average selling price, as described above, from the total changes in sales, excluding acquisitions and dispositions. As a result, and especially in high inflationary periods, the weighted average selling price and estimated volumes changes may not be directly comparable to changes reported in prior periods.

Please see the included financial tables for a reconciliation of “Adjusted” non-GAAP financial measures to the most directly comparable GAAP financial measure, as well as further detail on the components driving the net changes over the comparative periods.

Earnings Call

The Company will host a conference call and webcast today at 5:00 p.m. ET to discuss these results. Details for the earnings release event are as follows:

What:	Beacon First Quarter 2022 Earnings Call
When:	Thursday, May 5, 2022
Time:	5:00 p.m. ET
Access:	Register for the conference call or webcast by visiting:
Beacon Investor Relations – Events & Presentations

Upon registration, participants will receive an email containing event details and unique access codes. To ensure timely access, participants should register for the earnings call at least 10 minutes before the 5:00 p.m. ET start time. An archived copy of the webcast will be available on the Events & Presentations page shortly after the call.

Forward-Looking Statements

This release contains information about management's view of the Company's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. In addition, oral statements made by our directors, officers and employees to the investor and analyst communities, media representatives and others, depending upon their nature, may also constitute forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts and often use words such as “anticipate,” “estimate,” “expect,” “believe,” “will likely result,” “outlook,” “project” and other words and expressions of similar meaning. Investors are cautioned not to place undue reliance on forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, those set forth in the "Risk Factors" section of the Company's Form 10-K for the fiscal year ended September 30, 2021 and subsequent filings with the U.S. Securities and Exchange Commission. The Company may not succeed in addressing these and other risks. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein. In addition, the forward-looking statements included in this press release represent the Company's views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point, the Company specifically disclaims any obligation to do so, other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of this press release.

About Beacon

Founded in 1928, Beacon is a Fortune 500, publicly traded distributor of roofing materials and complementary building products in North America, operating over 400 branches throughout all 50 states in the U.S. and 6 provinces in Canada. Beacon serves an extensive base of over 80,000 customers, utilizing its vast branch network and diverse service offerings to provide high-quality products and support throughout the entire business lifecycle. Beacon offers its own private label brand, TRI-BUILT™, and has a proprietary digital account management suite, Beacon PRO+, which helps customers to manage their businesses online. Beacon’s stock is traded on the Nasdaq Global Select Market under the ticker symbol BECN. To learn more about Beacon, please visit www.becn.com.

INVESTOR CONTACT	MEDIA CONTACT
Binit Sanghvi	Jennifer Lewis
VP, Capital Markets and Treasurer	VP, Communications and Corporate Social Responsibility
Binit.Sanghvi@becn.com	Jennifer.Lewis@becn.com
972-369-8005	571-752-1048

BEACON ROOFING SUPPLY, INC.

Consolidated Statements of Operations

(Unaudited; in millions, except per share amounts)

	Three Months Ended March 31,
	2022	% of Net Sales	2021	% of Net Sales
Net sales	$1,686.9	100.0%	$1,318.0	100.0%
Cost of products sold	1,247.4	73.9%	985.2	74.7%
Gross profit	439.5	26.1%	332.8	25.3%
Operating expense:
Selling, general and administrative	309.3	18.4%	267.8	20.3%
Depreciation	17.5	1.0%	14.6	1.1%
Amortization	21.4	1.3%	27.6	2.1%
Total operating expense	348.2	20.7%	310.0	23.5%
Income (loss) from operations	91.3	5.4%	22.8	1.8%
Interest expense, financing costs, and other	16.6	1.0%	28.6	2.3%
Loss on debt extinguishment	—	0.0%	9.5	0.7%
Income (loss) from continuing operations before income taxes	74.7	4.4%	(15.3)	(1.2%)
Provision for (benefit from) income taxes	18.9	1.1%	(4.8)	(0.4%)
Net income (loss) from continuing operations	55.8	3.3%	(10.5)	(0.8%)
Net income (loss) from discontinued operations[1]	—	0.0%	4.2	0.3%
Net income (loss)	55.8	3.3%	(6.3)	(0.5%)
Dividends on Preferred Stock	6.0	0.3%	6.0	0.4%
Net income (loss) attributable to common stockholders	$49.8	3.0%	$(12.3)	(0.9%)

Weighted-average common stock outstanding:
Basic	70.1		69.6
Diluted	71.3		69.6

Net income (loss) per share:
Basic - Continuing operations	$0.62		$(0.24)
Basic - Discontinued operations	—		0.06
Basic net income (loss) per share	$0.62		$(0.18)

Diluted - Continuing operations	$0.61		$(0.24)
Diluted - Discontinued operations	—		0.06
Diluted net income (loss) per share	$0.61		$(0.18)

________________________

1.
On February 10, 2021, the Company completed the sale of its interior products and insulation businesses (“Interior Products”) to Foundation Building Materials Holding Company LLC. Unless otherwise noted, the Company has reflected Interior Products as discontinued operations for all periods presented. The results of operations from the Company’s solar products business (“Solar Products”), which was divested in the fourth calendar quarter of 2021, were included within income from continuing operations for the three months ended March 31, 2021 and were not material to the Company’s overall results.

BEACON ROOFING SUPPLY, INC.

Consolidated Balance Sheets

(Unaudited; in millions)

	March 31,	December 31,	March 31,
	2022	2021	2021
Assets
Current assets:
Cash and cash equivalents	$52.4	$225.8	$619.3
Accounts receivable, net	1,008.5	855.2	759.5
Inventories, net	1,462.1	1,161.7	1,087.1
Prepaid expenses and other current assets	388.4	367.2	312.2
Total current assets	2,911.4	2,609.9	2,778.1
Property and equipment, net	281.9	256.3	218.9
Goodwill	1,776.7	1,777.4	1,761.3
Intangibles, net	399.6	421.0	465.0
Operating lease assets	419.7	413.9	368.5
Deferred income taxes, net	58.5	61.9	90.2
Other assets, net	1.1	8.9	6.4
Total assets	$5,848.9	$5,549.3	$5,688.4

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,052.2	$794.2	$689.0
Accrued expenses	410.8	472.1	572.8
Current operating lease liabilities	89.6	89.0	85.2
Current finance lease liabilities	9.6	6.4	3.0
Current portion of long-term debt/obligations	10.0	10.0	10.7
Total current liabilities	1,572.2	1,371.7	1,360.7
Borrowings under revolving lines of credit, net	145.6	—	—
Long-term debt, net	1,611.2	1,612.9	2,079.3
Deferred income taxes, net	0.9	0.8	—
Non-current operating lease liabilities	333.3	326.3	283.0
Non-current finance lease liabilities	40.7	26.0	12.9
Total liabilities	3,703.9	3,337.7	3,735.9

Convertible Preferred Stock	399.2	399.2	399.2

Stockholders' equity:
Common stock	0.7	0.7	0.7
Undesignated preferred stock	—	—	—
Additional paid-in capital	1,135.9	1,148.6	1,126.2
Retained earnings	619.3	682.5	451.2
Accumulated other comprehensive income (loss)	(10.1)	(19.4)	(24.8)
Total stockholders' equity	1,745.8	1,812.4	1,553.3
Total liabilities and stockholders' equity	$5,848.9	$5,549.3	$5,688.4

BEACON ROOFING SUPPLY, INC.

Consolidated Statements of Cash Flows1

(Unaudited; in millions)

	Three Months Ended March 31,
	2022	2021
Operating Activities
Net income (loss)	$55.8	$(6.3)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	38.9	42.4
Stock-based compensation	5.1	7.3
Certain interest expense and other financing costs	1.3	2.7
Loss on debt extinguishment	—	9.5
Gain on sale of fixed assets and other	(1.2)	(0.8)
Deferred income taxes	1.4	(78.7)
Loss on sale of business	—	2.4
Changes in operating assets and liabilities:
Accounts receivable	(153.0)	(11.9)
Inventories	(299.9)	(137.7)
Prepaid expenses and other current assets	(19.6)	27.4
Accounts payable and accrued expenses	202.1	59.9
Other assets and liabilities	7.1	(0.2)
Net cash provided by (used in) operating activities	(162.0)	(84.0)

Investing Activities
Purchases of property and equipment	(22.8)	(14.1)
Acquisition of business, net	(0.4)	—
Proceeds from sale of business	—	837.0
Proceeds from the sale of assets	1.2	0.8
Net cash provided by (used in) investing activities	(22.0)	823.7

Financing Activities
Borrowings under revolving lines of credit	296.0	—
Payments under revolving lines of credit	(143.5)	(157.0)
Payments under term loan	(2.5)	(426.4)
Payments under equipment financing facilities and finance leases	(2.2)	(1.7)
Repurchase and retirement of common stock, net	(113.0)	—
Advance payment for equity forward contract	(25.0)	—
Payment of dividends on Preferred Stock	(6.0)	(6.0)
Proceeds from issuance of common stock related to equity awards	7.3	10.6
Payment of taxes related to net share settlement of equity awards	(0.1)	(1.5)
Net cash provided by (used in) financing activities	11.0	(582.0)

Effect of exchange rate changes on cash and cash equivalents	(0.4)	0.2

Net increase (decrease) in cash and cash equivalents	(173.4)	157.9
Cash and cash equivalents, beginning of period	225.8	461.4
Cash and cash equivalents, end of period	$52.4	$619.3

Supplemental Cash Flow Information
Operating cash flows provided by (used in) discontinued operations	$—	$(21.8)
Cash paid during the period for:
Interest	$8.2	$9.4
Income taxes, net of refunds[2]	$2.4	$15.9

____________________

1.
Unless otherwise noted, amounts include both continuing and discontinued operations.
2.
Three months ended March 31, 2021 amount includes $3.3 million related to the Interior Products divestiture.

BEACON ROOFING SUPPLY, INC.

Consolidated Sales by Line of Business

(Unaudited; in millions)

Sales by Line of Business
	Three Months Ended March 31,
	2022		2021		Year-over-Year Change
	Net Sales	Mix %	Net Sales	Mix %	$	%
Residential roofing products	$846.4	50.2%	$695.0	52.7%	$151.4	21.8%
Non-residential roofing products	487.7	28.9%	329.7	25.0%	158.0	47.9%
Complementary building products	352.8	20.9%	293.3	22.3%	59.5	20.3%
	$1,686.9	100.0%	$1,318.0	100.0%	$368.9	28.0%

Sales by Business Day[1,2]
	Three Months Ended March 31,
	2022		2021		Year-over-Year Change
	Net Sales	Mix %	Net Sales	Mix %	$	%
Residential roofing products	$13.4	50.2%	$11.0	52.7%	$2.4	21.8%
Non-residential roofing products	7.8	28.9%	5.2	25.0%	2.6	47.9%
Complementary building products	5.6	20.9%	4.7	22.3%	0.9	20.3%
	$26.8	100.0%	$20.9	100.0%	$5.9	28.0%

__________________________________________________

1.
The three-month periods ended March 31, 2022 and 2021 each had 63 business days.
2.
Dollar and percentage changes may not recalculate due to rounding.

BEACON ROOFING SUPPLY, INC.

Non-GAAP Financial Measures

(Unaudited; in millions)

Non-GAAP Financial Measures

To provide investors with additional information regarding our financial results, we prepare certain financial measures that are not calculated in accordance with GAAP, specifically:

•
Adjusted Operating Expense. We define Adjusted Operating Expense as operating expense, excluding the impact of the adjusting items (as described below).
•
Adjusted Net Income (Loss). We define Adjusted Net Income (Loss) as net income (loss) from continuing operations, excluding the impact of the adjusting items (as described below).
•
Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) from continuing operations, excluding the impact of interest expense (net of interest income), income taxes, depreciation and amortization, stock-based compensation, and the adjusting items (as described below).

We use these supplemental non-GAAP measures to evaluate financial performance, analyze the underlying trends in our business and establish operational goals and forecasts that are used when allocating resources. We expect to compute our non-GAAP financial measures consistently using the same methods each period.

We believe these non-GAAP measures are useful measures because they permit investors to better understand changes over comparative periods by providing financial results that are unaffected by certain items that are not indicative of ongoing operating performance.

While we believe that these non-GAAP measures are useful to investors when evaluating our business, they are not prepared and presented in accordance with GAAP, and therefore should be considered supplemental in nature. These non-GAAP measures should not be considered in isolation or as a substitute for other financial performance measures presented in accordance with GAAP. These non-GAAP financial measures may have material limitations including, but not limited to, the exclusion of certain costs without a corresponding reduction of net income for the income generated by the assets to which the excluded costs relate. In addition, these non-GAAP financial measures may differ from similarly titled measures presented by other companies.

BEACON ROOFING SUPPLY, INC.

Non-GAAP Financial Measures (continued)

(Unaudited; in millions)

Adjusting Items to Non-GAAP Financial Measures

The impact of the following expense (income) items is excluded from each of our non-GAAP measures (the “adjusting items”):

•
Acquisition costs. Represent certain costs related to historical acquisitions, including: amortization of intangible assets; professional fees, branch integration expenses, travel expenses, employee severance and retention costs, and other personnel expenses classified as selling, general and administrative; gains/losses related to changes in fair value of contingent consideration or holdback liabilities; and amortization of debt issuance costs.
•
Restructuring costs. Represent costs stemming from headcount rationalization efforts and certain rebranding costs; impact of the Interior Products and Solar Products divestitures; costs related to changing the Company's fiscal year end; amortization of debt issuance costs; and debt refinancing and extinguishment costs.
•
COVID-19 impacts. Represent costs directly related to the COVID-19 pandemic.

The following table presents the impact and respective location of the adjusting items on our consolidated statements of operations for each of the periods indicated:

	Operating Expense		Non-Operating Expense
	SG&A1	Amorti-zation	Interest Expense	Other (Income) Expense	Income Taxes[2]	Total
Three Months Ended March 31, 2022
Acquisition costs	$0.5	$21.4	$1.0	$—	$—	$22.9
Restructuring costs	1.7	—	0.3	—	—	2.0
COVID-19 impacts	1.4	—	—	—	—	1.4
Total adjusting items	$3.6	$21.4	$1.3	$—	$—	$26.3
Three Months Ended March 31, 2021
Acquisition costs	$0.7	$25.3	$1.8	$—	$—	$27.8
Restructuring costs[3]	3.0	2.3	0.8	9.5	—	15.6
COVID-19 impacts	0.5	—	—	—	—	0.5
Total adjusting items	$4.2	$27.6	$2.6	$9.5	$—	$43.9

______________________________

1.
Selling, general and administrative expense (“SG&A”).
2.
For tax impact of adjusting items, see Adjusted Net Income (Loss) table below.
3.
Other (income) expense includes a loss on debt extinguishment of $9.5 million in connection with the write-off of debt issuance costs stemming from the additional $423.9 million principal payment on the 2025 Term Loan.

BEACON ROOFING SUPPLY, INC.

Non-GAAP Financial Measures (continued)

(Unaudited; in millions)

Adjusted Operating Expense

The following table presents a reconciliation of operating expense, the most directly comparable financial measure as measured in accordance with GAAP, to Adjusted Operating Expense for each of the periods indicated:

	Three Months Ended March 31,
	2022	2021
Operating expense	$348.2	$310.0
Acquisition costs	(21.9)	(26.0)
Restructuring costs	(1.7)	(5.3)
COVID-19 impacts	(1.4)	(0.5)
Adjusted Operating Expense	$323.2	$278.2

Net sales	$1,686.9	$1,318.0
Operating expense as % of sales	20.7%	23.5%
Adjusted Operating Expense as % of sales	19.2%	21.1%

Adjusted Net Income (Loss)

The following table presents a reconciliation of net income (loss) from continuing operations, the most directly comparable financial measure as measured in accordance with GAAP, to Adjusted Net Income (Loss) for each of the periods indicated:

	Three Months Ended March 31,
	2022	2021
Net income (loss) from continuing operations	$55.8	$(10.5)
Adjusting items:
Acquisition costs	22.9	27.8
Restructuring costs	2.0	15.6
COVID-19 impacts	1.4	0.5
Total adjusting items	26.3	43.9
Less: tax impact of adjusting items[1]	(6.5)	(11.3)
Total adjustments, net of tax	19.8	32.6
Adjusted Net Income (Loss)	$75.6	$22.1

Net sales	$1,686.9	$1,318.0
Net income (loss) as % of sales	3.3%	(0.8%)
Adjusted Net Income (Loss) as % of sales	4.5%	1.7%

______________________________

1.
Amounts represent tax impact on adjusting items that are not included in our income tax provision (benefit) for the periods presented. The tax impact of adjusting items for the three months ended March 31, 2022 and 2021 were calculated using a blended effective tax rate of 24.7% and 25.7%, respectively.

BEACON ROOFING SUPPLY, INC.

Non-GAAP Financial Measures (continued)

(Unaudited; in millions)

Adjusted EBITDA

The following table presents a reconciliation of net income (loss) from continuing operations, the most directly comparable financial measure as measured in accordance with GAAP, to Adjusted EBITDA for each of the periods indicated:

	Three Months Ended March 31,
	2022	2021
Net income (loss) from continuing operations	$55.8	$(10.5)
Interest expense, net	17.2	29.6
Income taxes	18.9	(4.8)
Depreciation and amortization	38.9	42.2
Stock-based compensation	5.1	4.2
Acquisition costs[1]	0.5	0.7
Restructuring costs[1]	1.7	12.5
COVID-19 impacts[1]	1.4	0.5
Adjusted EBITDA	$139.5	$74.4

Net sales	$1,686.9	$1,318.0
Net income (loss) as % of sales	3.3%	(0.8%)
Adjusted EBITDA as % of sales	8.3%	5.6%

______________________________

1.
Amounts represent adjusting items included in SG&A and other income (expense); remaining adjusting item balances are embedded within the other line item balances reported in this table.